                                                                    EXHIBIT 99.1

AMF Bowling Worldwide, Inc. (the "Company") today announced operating results for the year ended December 31, 1999. The company reported consolidated revenue of $732.7 million, a 0.5% decrease compared with $736.4 million for 1998. Recurring consolidated EBITDA for 1999, before restructuring, asset impairment and other special charges, increased 0.5% to $137.1 million compared with $136.4 million for the prior year. (EBITDA is a measure of operating cash flow which represents operating income before interest, taxes, depreciation, amortization and non-operating expenses.)

For the fourth quarter ended December 31, 1999, the Company reported consolidated revenue of $186.2 million, a 13.5% decrease compared with $215.2 million for the same period of 1998. Recurring consolidated EBITDA for the fourth quarter of 1999 was $42.5 million, a decrease of 3.2% compared with $43.9 million for the same period of 1998.

Bowling Centers Operating Results
---------------------------------

For the year ended December 31, 1999, Bowling Centers reported revenue of $585.7 million, an increase of 8.6% compared with revenue of $539.2 million for 1998. Constant center revenue increased 2.5% in the U.S. and 1.6% internationally in 1999 compared with 1998. Recurring EBITDA for 1999 was $143.9 million, an increase of 4.4% compared with $137.9 million for 1998. Recurring EBITDA margin for 1999 was 24.6% compared with 25.6% for 1998. The lower EBITDA margin in 1999 reflected higher payroll and maintenance expenses to support AMF's operating initiatives to improve customer service.

For the quarter ended December 31, 1999, Bowling Centers reported total revenue of $157.9 million, an increase of 0.9% compared with $156.5 million for the same quarter of 1998. Constant center revenue increased 1.5% in the U.S. and 0.7% internationally in the fourth quarter of 1999 compared with 1998. Recurring EBITDA for the fourth quarter of 1999 was $42.4 million, a decrease of 6.6% compared with $45.4 million for the fourth quarter of 1998. Recurring EBITDA margin was 26.9% for the fourth quarter of 1999 compared with 29.0% for the fourth quarter of 1998. The lower EBITDA margin in the fourth quarter reflected higher payroll expense to support customer service initiatives.

Bowling Products Operating Results
----------------------------------

For the year ended December 31, 1999, Bowling Products reported revenue of $169.3 million, a decrease of 20.3% compared with $212.5 million for 1998. Recurring EBITDA for 1999 was $8.0 million compared with $10.7 million for 1998, a decrease of 31.8%.

For the quarter ended December 31, 1999, Bowling Products reported revenue of $37.7 million, a decrease of 37.0% compared with revenue of $59.8 million for the same quarter of 1998. Recurring EBITDA for the fourth quarter of 1999 was $3.5 million compared with $2.2 million for the same prior year period, an increase of 27.3%.
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Shipments of lane equipment packages for new centers ("NCP's") for the fourth quarter were 432 units. For 1999, NCP shipments totaled 1,343 units compared with 2,466 units for the prior year. Economic difficulties in certain Asia Pacific markets and increased competition in general continued to impact results. NCP shipments of 921 units for the second half of 1999 exceeded NCP shipments of 422 units for the first half of 1999. The ongoing Bowling Products cost reduction program resulted in a decrease of $9.3 million in selling, general and administrative expenses in 1999 compared with 1998. However, these savings were offset by a decline in gross profit resulting from lower sales volume and competitive pricing.

Restructuring Charges, Asset Impairment Charges and Special Charges
-------------------------------------------------------------------

During 1999, the company recorded restructuring charges of approximately $8.5 million that were related primarily to a plan to reorganize and downsize the Bowling Products business. This was in response to market weakness in Asia Pacific and increased competition, both of which have negatively impacted new center package sales and profitability. The restructuring plan was developed in conjunction with a strategic business assessment performed by Bain & Co. and was designed to reduce the overall volatility of Bowling Products. The restructuring charges related primarily to employee termination benefits, asset write-offs and contract cancellations. Approximately $1.7 million of the restructuring charges were non-cash write-downs of assets.

The Company also recorded asset impairment charges of $8.1 million representing the difference between fair market value and carrying value of impaired assets. The asset impairment charges relate to under-performing bowling center locations that, under an approved plan, will be closed during the first half of 2000. Fair market value was estimated based on the average proceeds from previous sales of idle AMF bowling centers.

The strategic assessment by Bain also led to programs designed to improve product line profitability and quality in the Company. This assessment was a catalyst to the company recording approximately $26.5 million of special charges, which are non-cash, relate primarily to receivables and inventory, and are included within operating expenses.

Consolidated Operating Results
------------------------------

For the year ended December 31, 1999, net loss was $201.0 million, compared with a net loss of $106.8 million for the prior year.

For the fourth quarter of 1999, net loss was $38.7 million compared with a net loss of $42.6 million for the same prior year period.

At December 31, 1999, AMF had total debt of $1,048.6 million, of which $170.0 million was outstanding under the revolving credit facility, compared to $1,047.1 million, of which $163.0 million was outstanding under the revolving credit facility, at December 31, 1998.

As the largest owner and operator of bowling centers in the world, AMF is a leading provider of family fun and recreation. The company owns and operates 539 bowling centers throughout the world, with 417 centers in the U.S. and 122 centers in 10 other countries. AMF is also a world leader in the manufacturing and marketing of bowling products, manufactures and sells the PlayMaster, Highland and Renaissance brands of billiards tables, and owns the Michael Jordan Golf Company.

                                   # # # # #

Statements in this earnings release about AMF's future plans are forward-looking statements. A number of important factors could cause actual results to differ materially from those anticipated and projected by forward-looking information. The factors include, but are not limited to, changes in acquisition opportunities, the development and growth of new bowling markets, the sales of products in those markets, the generation of timely and sufficient cash flow to pay principal and interest on indebtedness, an adverse legal judgment, an increase in competition, a change in economic conditions including recent adverse developments in Asia Pacific markets, foreign currency volatility, and political acts or regulatory changes. Additional information on factors that could affect the company's financial results are contained in the company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the U.S. Securities and Exchange Commission.

                 AMF GROUP HOLDINGS INC. AND SUBSIDIARIES /(1)/
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                        (in millions, except share data)

                                              Three Months Ended                 Year Ended
                                                  December 31,                  December 31,
                                           -------------------------     ---------------------------
                                              1999           1998           1999            1998(2)
                                              ----           ----           ----            ----
Operating revenue                            $186.2         $215.2         $732.7          $736.4

Operating expenses (3)                        142.7          171.3          622.1           600.0
Restructuring and asset impairment charges      9.1             --           16.6              --
Depreciation and amortization                  29.3           32.7          132.7           120.3
                                             ------         ------         ------          ------
Operating income (loss)                         5.1           11.2          (38.7)           16.1

Interest expense                               29.9           25.1          111.3           101.9
Other non-operating expenses (income)          (0.2)          (0.8)           4.8             5.5
                                             ------         ------         ------          ------
Loss before income taxes                      (24.6)         (13.1)        (154.8)          (91.3)
Provision for income taxes                      1.3           24.2           27.6             7.3
                                             ------         ------         ------          ------
Net loss before joint ventures                (25.9)         (37.3)        (182.4)          (98.6)

Equity in loss of joint ventures, net of tax  (12.8)          (5.3)         (18.6)           (8.2)
                                             ------         ------         ------          ------
Net loss                                     $(38.7)        $(42.6)       $(201.0)        $(106.8)

Selected Data:
 Recurring EBITDA (4)                         $42.5 (5)     $ 43.9        $ 137.1 (5)     $ 136.4
 Recurring EBITDA margin                       22.8%          20.4%          18.7%           18.5%

(1) AMF Group Holdings Inc. is a holding company, and its primary assets are investments in subsidiaries including AMF Bowling Worldwide, Inc. which is principally engaged in two business segments: (i) operation of bowling centers and (ii) manufacturing and marketing of bowling products.
(2) To provide comparability, certain reclassifications of prior year revenue and expense items have been made.
(3) Operating expenses represent costs of goods sold, bowling center operating expenses, selling, general and administrative expenses and, in 1999, other special charges.
(4) EBITDA represents a measure of operating cash flow defined as operating income before interest, taxes, depreciation, amortization, and non-operating expenses.
(5) Recurring EBITDA excludes non-recurring restructuring, asset impairment and other special charges of approximately $8.5 million, $8.1 million and $26.5 million, respectively, in 1999.

                  AMF GROUP HOLDINGS INC. AND SUBSIDIARIES (1)
                        SEGMENT INFORMATION (unaudited)
                                 (in millions)


                              First     Second     Third     Fourth
                             Quarter   Quarter    Quarter   Quarter   Period
                             -------   -------    -------   -------   ------
1999 Revenue
------------
Bowling Centers               $172.6    $129.3   $  125.9    $157.9   $585.7
Bowling Products                32.0      38.9       60.7      37.7    169.3
Intersegment Elimination        (2.0)     (7.1)      (3.8)     (9.4)   (22.3)
                              ------    ------   --------    ------   ------
TOTAL                         $202.6    $161.1   $  182.8    $186.2   $732.7

1998 Revenue (2)
------------
Bowling Centers               $150.2    $115.6   $  116.9    $156.5   $539.2
Bowling Products                41.1      51.6       60.0      59.8    212.5
Intersegment Elimination        (4.0)     (5.4)      (4.8)     (1.1)   (15.3)
                              ------    ------   --------    ------   ------
TOTAL                         $187.3    $161.8   $  172.1    $215.2   $736.4

1999 Recurrng EBITDA (4)(5)
--------------------
Bowling Centers               $ 60.5    $ 23.0   $   18.0    $ 42.4   $143.9
Bowling Products                (0.6)     (0.0)       5.1       3.5      8.0
Corporate                       (3.5)     (3.7)      (4.0)     (3.3)   (14.5)
Intersegment Elimination        (0.0)     (0.1)      (0.1)     (0.1)    (0.3)
                              ------    ------   --------    ------   ------
TOTAL                         $ 56.4    $ 19.2   $   19.0(4) $ 42.5   $137.1

1998 EBITDA (2)(4)
-----------
Bowling Centers               $ 56.8    $ 18.3   $   17.4    $ 45.4   $137.9
Bowling Products                 0.1       3.8        4.6       2.2     10.7
Corporate                       (3.8)     (3.6)      (0.8)     (3.4)   (11.6)
Intersegment Elimination        (0.0)     (0.2)      (0.1)     (0.3)    (0.6)
                              ------    ------   --------    ------   ------
TOTAL                         $ 53.1    $ 18.3   $   21.1    $ 43.9   $136.4

----------------
See notes 1, 2, 4 and 5 to Condensed Consolidated Statements of Operations.